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                                                                   Exhibit 10.12


                        [LETTERHEAD OF ANNUITY & LIFE RE]

September 4, 2002
(as revised December 19, 2002)

Robert Reale
c/o Annuity and Life Re (Holdings), Ltd.
P.O. Box HM 98
Hamilton, HM 11
Bermuda

RE: RETENTION AGREEMENT

Dear Bob:

         The Board of Directors of Annuity and Life Re (Holdings), Ltd. ("ANR") is currently exploring the possibility of a significant capital raising or other strategic transaction. Because you are an important part of the management and professional team of ANR and its subsidiary Annuity & Life Reassurance, Ltd. (the "Operating Company"), the Board of Directors of ANR has determined that it is in the best interests of ANR and its shareholders to offer you appropriate incentives to continue to focus on the business of ANR and the Operating Company during this period while a transaction is being considered. Please note that, as used herein, the term "Company" refers to both ANR and the Operating Company, and all terms included in this letter agreement and not otherwise defined have the meanings given them in your Employment Agreement with the Company (the "Employment Agreement"). As used in this letter agreement, the term "Change in Control" shall have the meaning set forth in ANR's Restricted Stock Plan.

         In consideration of your continued employment with the Company, the Company hereby offers, and you, intending to be legally bound, hereby accept, the following modifications to your employment arrangements with the Company:

         1. Your base salary, payable in accordance with Section 4 of the Employment Agreement, shall be $335,000, effective as of September 1, 2002.

         2. The Company shall pay you a retention bonus of $125,000 (the "Retention Bonus"). $50,000 of the Retention Bonus was paid to you in September 2002, with the balance to be paid on the earlier of May 31, 2003 or the occurrence of a Change in Control (such date, the "Bonus Date"), so long as you are still an

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                  employee of the Company on the Bonus Date; provided, however, that if your employment with the Company is terminated before the Bonus Date, you will still be paid the balance of the Retention Bonus if such termination is by the Company other than for Serious Cause, including in the event of your death or disability, or by you for Good Reason. If, before the Bonus Date, (i) your employment with the Company is terminated for Serious Cause or (ii) you terminate your employment with the Company other than for Good Reason, then you shall immediately repay to the Company the portion of the Retention Bonus already paid and you further acknowledge that you will not be eligible to receive the balance of the Retention Bonus.

         3. ANR shall grant you 25,000 restricted common shares (the "Restricted Shares") pursuant to the ANR Restricted Stock Plan. The Restricted Shares shall vest in three equal annual installments commencing on September 30, 2003; provided, however, that, if there is a Change in Control, all such Restricted Shares shall immediately vest in accordance with
                  Section 11 of the Restricted Stock Plan.

         4. Except as expressly provided herein, the terms of the Employment Agreement shall remain in full force and effect.

         Please sign below to indicate that you acknowledge and agree to the terms and conditions set forth in this letter agreement.

                                       By: /s/ Frederick S. Hammer
                                           _____________________________________
                                       Name:  Frederick S. Hammer
                                       Title: Chairman of the Board of Directors

I hereby acknowledge and agree to the terms and conditions set forth in this letter agreement.

By: /s/ Robert Reale
    _____________________________
Name: Robert Reale

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